SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

DrugMax, Inc.

(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

DrugMax, Inc., a Nevada corporation (the “Company”), entered into a Second Amended and Restated Credit Agreement (this “Restated Credit Agreement”), dated as of December 9, 2004, among the Company, its wholly-owned subsidiaries (Familymeds, Inc., Valley Drug Company, Valley Drug Company South), any additional borrowers that later become a party pursuant to the Restated Credit Agreement, General Electric Capital Corporation (“GE Capital”), as lender and as agent for lenders, and the other lenders that become signatories to the Restated Credit Agreement from time to time.

The Restated Credit Agreement provides a $65 million senior collateralized revolving credit facility. Available credit under the facility is based on eligible receivables, inventory and prescription files, as defined in the agreement, and the $65.0 million of maximum availability is reduced by $5.5 million of availability. The Restated Credit Agreement requires compliance with certain restrictive covenants including, but not limited to, minimum EBITDA, maximum capital expenditures, minimum net worth, minimum inventory turnover, maximum trade receivable days sales outstanding and maximum accounts payable. Interest on the revolving line of credit is calculated at an adjusted monthly LIBOR index rate plus an applicable LIBOR margin (as defined in the agreement). The applicable LIBOR margin may be adjusted prospectively according to the Company’s financial performance. The Restated Credit Agreement terminates on December 9, 2007.

The Restated Credit Agreement includes usual and customary events of default (subject to applicable grace periods) for facilities of this nature and provides that, upon the occurrence of an event of default, payment of all amounts payable under the Restated Credit Agreement may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Restated Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments shall automatically terminate.

As of December 9, 2004, there was $25.0 million outstanding under the Restated Credit Agreement.

The foregoing summary of the Restated Credit Agreement is qualified in its entirety by reference to the Restated Credit Agreement, which is attached as Exhibit 10.1 to this Form 8-K.

The Restated Credit Agreement amends and replaces the Amended and Restated Credit Agreement (the “First Amended Credit Agreement”), dated as of August 19, 2002, among Familymeds, Arrow Prescription Leasing Corp., Familymeds Group, Inc., Familymeds Holdings, Inc., and GE Capital. The First Amendment provided a $31.0 million senior collateralized revolving credit facility and a $4.0 million term loan. Available credit under the facility was based on eligible receivables, inventory and prescription files, as defined in the agreement. The First Credit Agreement required compliance with certain restrictive covenants including, but not limited to, minimum EBITDA, maximum capital expenditures, minimum net worth, minimum inventory turnover, maximum trade receivable days sales outstanding and maximum accounts turnover ratio. Interest on the revolving line of credit and term loan was calculated at an adjusted monthly LIBOR index rate plus an applicable LIBOR margin (as defined in the agreement).

The Restated Credit Agreement also replaces the Loan and Security Agreement, dated as of April 15, 2003, as amended from time to time, among Congress Financial Corporation, the Company, certain of the Company’s subsidiaries, including Valley Drug Company, Valley Drug Company South and Discount Rx, Inc. (the “Congress Facility”). The Congress Facility provided up to a $40 million revolving line of credit, with borrowings limited to eligible accounts receivable and inventory, and a $400,000 term note, was collateralized by all assets of the Company and imposed certain restrictive covenants on tangible net worth and EBIDTA. Prior to the termination, the revolving line of credit and the term note bore interest at the rate of 0.50% per annum in excess of the Prime Rate. The Congress Facility was repaid in full and terminated upon the closing of the Restated Credit Facility. In connection with the termination of the Congress Facility, the Company paid to Congress a termination fee of approximately $400,000.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 13, 2004, William L. LaGamba resigned from the Board of Directors of the Company. Mr. LaGamba resigned from the Board of Directors to focus his attention on the operations of the Company’s distribution facilities and not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. LaGamba will continue to serve the Company as President and Chief Operating Officer.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

The exhibits to this report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

By:	/s/Edgardo Mercadante
Edgardo Mercadante, Chief Executive Officer

Dated: December 15, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1	Second Amended and Restated Credit Agreement dated December 9, 2004 among DrugMax, Inc., Familymeds, Inc., Valley Drug Company, Valley Drug Company South and General Electric Capital Corporation*

*	Portions of this exhibit have been omitted and separately filed with the Securities and Exchange Commission with a request for confidential treatment.